Exhibit 10.1

TRANSLATION

Dated 15th October 2012

China Metro-Rural Limited

(“Vendor”)

and

Tieling North Asia Development Co., Ltd (“Tieling Company”)

and

Run Xing Investments Limited (“Company A”) and

Honour Noble Holdings Limited (“Company B”)

(Company A and Company B collectively as “Purchasers”)

and

Mr. Su Shaobin

and

Qiqihar China Focus City Holdings (Group) Co. Ltd

(“Target Company B”)

Agreement for Sale and Purchase of Shares and Equity Interests of

China Focus City (H.K.) Holdings Limited and

Qiqihar China Focus City Holdings (Group) Co. Ltd

This Agreement is made on 15th October 2012 between:

(1)	China Metro-Rural Limited, a limited liability company incorporated in the British Virgin Islands, with registered office located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Vendor”);

(2)	Tieling North Asia Development Co., Ltd, a limited liability company incorporated in PRC, with registered office located at Northeast Logistics City Administrative Building, Zuanshi Road, Fanhe Xinqu, Tieling City, Liaoning Province, PRC (“Tieling Company”);

(3)	Run Xing Investments Limited, a limited liability company incorporated in the British Virgin Islands, with registered office located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Company A”);

(4)	Honour Noble Holdings Limited, a limited liability company incorporated in the British Virgin Islands, with registered office located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Company B”);

(Company A and Company B collectively as “Purchasers”);

(5)	Mr. SU Shaobin, holder of Hong Kong Identity Card number R522492(5) of 33/F, No.19, Celestial Heights, 80 Sheung Shing Street, Kowloon, Hong Kong (“Su Shaobin”); and

(6)	Qiqihar China Focus City Holdings (Group) Co. Ltd, a limited liability company incorporated in PRC, with registered office located at 3/F, Environmental Protection Building, Hecheng Road North, Qiqihar City, Heilongjiang Province, PRC (“Target Company B”).

Whereas:

(A)	Target Company A (as defined below), is a limited liability company incorporated in Hong Kong, with registered office located at Suite 2204, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatusi, Kowloon, Hong Kong. On the date signing this Agreement, the authorized capital of Target Company A is HKD1,000,000.00, divided into 1,000,000 ordinary shares of HKD1.00 each. The issued and paid-up capital is 1 ordinary share. Details of Target Company A was listed on Appendix 1. After obtaining the approval of Willis Plus Limited, Target Company A will allot 99 ordinary shares and its issued shares are 100 ordinary shares.

(B)	Target Company B (as defined below), is a limited liability company incorporated in PRC, with registered office located at 3/F, Environmental Protection Building, Hecheng Road North, Qiqihar City, Heilongjiang Province, PRC. On the date signing this Agreement, the authorized capital of Target Company B is RMB200,000,000.00, which was fully paid, details of Target Company B was listed on Appendix 2.

(C)	Vendor is the wholly-owned subsidiary of China Metro-Rural Holdings Limited (“CMR Holdings”). Vendor is the registered member and beneficial owner for the 1 issued and fully paid ordinary share of Target Company A. Vendor beneficially owns the equity interest of all issued and fully paid shares of Target Company A.

(D)	Vendor, through its wholly-owned subsidiary, Tieling Company who is the beneficial owner of the fully paid registered capital of Target Company B, beneficially owns the equity interest of the issued and fully paid registered capital of Target Company B.

(E)	In accordance with the terms and conditions set out in this Agreement, Vendor agrees to sell and Purchasers agree to buy the Sale Shares (as defined below) and Sale Equity (as defined below).

Now it is hereby agreed by the parties hereto as follows:

1.	Interpretation

1.01	In this Agreement and appendixes, the following terms and phrases have the following meanings unless the context otherwise requires.

“Agreement”	This Agreement;

“business day”	A day on which banks in Hong Kong are generally open for business (not including Saturday and the day hosting Tropical Cyclone No.8 or above or Black Rainstorm Warning signal within any times from 9:00am to 5:00pm);

“Target Company A”	China Focus City (H.K.) Holdings Limited, is a limited liability company incorporated in Hong Kong on 11 April 2011, with registered office located at Suite 2204, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatusi, Kowloon, Hong Kong, details of which listed on Appendix 1;

“Target Company B”	Qiqihar China Focus City Holdings (Group) Co. Ltd, a limited liability company incorporated in PRC on 11 August, 2011, with registered office located at 3/F, Environmental Protection Building, Hecheng Road North, Qiqihar City, Heilongjiang Province, PRC, details of which listed on Appendix 2;

“Completion”	Completion of sales and purchase of Sale Shares and Sale Equity set under Clause 5;

“Completion Date”	Designated date under Clause 5.01;

“Consideration”	the consideration for sales and purchase of Sale Shares and Sale Equity set under Clause 3;

“Hong Kong dollar” or “HKD”	Hong Kong dollar, the lawful currency of Hong Kong;

“Hong Kong” or “HK”	the Hong Kong Special Administrative Region of the PRC;

“PRC” or “China”	People’s Republic of China;

“RMB” or “Renminbi”	Renminbi, the lawful currency of China;

“Sale Shares”	100 shares to be sold under Clause 2 which is 100% of the issued shares of Target Company A;

“Sale Equity”	75% equity interest to be sold under Clause 2 which is 75% of the issued shares of Target Company B;

“subsidiary”	Has the meaning ascribed to it under section 2 of the Companies Ordinance (Chapter 32 of Hong Kong Laws);

“Tieling Company”	Tieling North Asia Development Co., Ltd, a limited liability company incorporated in PRC;

“Tax”	Means the tax affairs in any region all over the world or all the Rates, levy, fees collection, charges, import tax, expense, tax deduction or withdrawal collected, imposed, gathered, deducted in advance or assessed in any properties or form by other authority currently or in the future, including any interest, additional tax, customs duty, penalty, tax demanded after removal of any preferential treatment or changes repayable or claimed;

“US Dollar”	Refer to the legal currency of the United States of America; and

“Guarantee”	Refer to all the guarantees and statements set out in Clause 6 and Appendix 3. “Guarantee” shall be explained as such.

1.02	In case of statutory provisions, it shall include revision, amendment or modification of applicability in accordance with other provisions (modification before or after the date of this Agreement), including renewal of new provisions (modified or not).

1.03	The provisions and appendixes mentioned refer to that of this Agreement; sub-clauses mentioned refer to relevant clauses given (except otherwise specified herein). The appendixes of this Agreement shall be deemed parts of this Agreement.

1.04	If more than one person need to make or sign warranties, statements, compensations, commitments, agreements or obligations, they shall do it jointly or severally.

1.05	Headings are used for convenience, without influences on the explanations of this Agreement.

1.06	Documents created under the “approved provisions”, refer to the documents which are whose contents have been approved by all parties herein or their authorized representatives and distinguished by duly signed by the parties or their representatives.

2.	Sale of Sale Shares and Sale Equity

2.01	According to this Agreement, the Vendor shall sell the Sale Shares to the Purchasers. Except the charges of convertible bonds of Willis Plus Limited, the Sale Shares have no any lien, mortgage, encumbrances, rights and interest under equity and interests of any third party, meanwhile, all rights attached to shares currently or in the future shall be transferred, including all dividends and allotment declared, distributed or paid on or after the date of this Agreement.

2.02	According to this Agreement, the Vendor shall sell the Sale Equity to the Purchasers through Tieling Company. The Sale Equity has no any lien, mortgage, encumbrances, rights and interest under equity and interests of any third party, meanwhile, all rights attached to shares currently or in the future shall be transferred, including all dividends and allotment declared, distributed or paid on or after the date of this Agreement.

2.03	The Vendor shall sign additional sales agreements (“Domestic Agreements”) applicable for the sales of Sale Equity in China with the Purchasers or a third party designated by the Purchasers through its wholly-owned subsidiaries or /and Tieling Company, the Domestic Agreements shall contain all provisions of Sale Equity to be sold in this Agreement. In the event that the Domestic Agreements fails to contain relevant provisions of this Agreement due to the circumstances in China, the Vendor and the Purchasers shall continue to perform according to relevant provisions of this Agreement or additional agreement.

3.	Consideration

3.01	The consideration for the Sale Shares shall be HKD100.00, Company A and Company B buy 85% and 15% of the shares respectively, and pay to the Vendor in cash respectively within 30 days as of the date of signing this Agreement.

3.02	The consideration for the Sale Equity shall be RMB150,000,000.00, but excluding RMB85,595,967.00 due in Clause 4.03(i). The sale of the Sale Equity shall be performed or/ implemented according to the following

The Purchasers or a third party designated by the Purchasers and Tieling Company will conclude a Domestic Agreement to treat how to pay RMB150,000,000.00 as the consideration of Sale Equity and pay according to the following:

(i)	The Purchasers or the third party designated by the Purchasers shall pay RMB80,000,000.00 to Tieling Northeast Logistics City Co., Ltd for the current account of Target Company B (the “Current Account”) within 30 days after signing this Agreement. The Current Account shall be the amount received temporarily by China Northeast Logistics City Co., Ltd, on behalf of Target Company B prior to the conclusion of this Agreement, then the Purchasers or the third party designated by the Purchasers shall pay the Current Account of Target Company B directly on behalf of China Northeast Logistics City Co., Ltd according to the provisions above. However, if the Purchasers or the third party designated by the Purchasers fails to pay the Current Account, Target Company B shall be entitled to claim against the Purchasers or the third party designated by the Purchasers, and the Vendor and China Northeast Logistics City Co., Ltd will not pay nor be responsible for payment of the Current Account; and

(ii)	The remaining amount of RMB70,000,000.00 shall be paid to Tieling Company by the Purchasers or the third party designated by the Purchasers within 30 days after the conclusion of this Agreement.

Within 30 days after completion of Clauses 3.02 (i) and 3.02 (ii), Tieling Company will register the sale of Sale Equity in the name of the Purchasers or the third party designated by the Purchasers; Company A and Company B shall undertake relevant payment obligations according to the proportion of Sale Equity, and Mr. Su Shaobin shall provide relevant guarantees.

4.	Conditions

4.01	The sale and purchase of Sale Shares and Sale Equity is conditional upon the compliance of following conditions before the time limit specified in Clause 4.03, without any additional condition or limitation; in case of any condition or limitation, the Vendor and the Purchasers shall have the discretion in written form to consent to the conditions or limitation and should not prevent the compliance of the following conditions. Meanwhile, the Vendor has obtained, achieved or completed all the official or unofficial or authority’s approval needed for the Completion including approval and authorization of Willis Plus Limited and other authorization, approval and exemption documents relating to the conclusion, performance, validity and feasibility, which shall be are valid fully.

4.02	Company A, Company B and Su Shaobin shall provide guarantees for the obligations and payment of all the considerations stated in Clauses 3.01 and 3.02 of this Agreement.

4.03	Other conditions and guarantee documents:

(i)	All parties confirm that the arrears of Shenzhen Zhenchang Investment Industrial Co., Ltd and Botai Investment Group Co., Ltd shall be owned by the Vendor:

(1)

Due to the sales of housing land development right in 2012, Shenzhen Zhenchang Investment Industrial Co., Ltd (“Shenzhen Zhenchang”) and Botai Investment Group Co., Ltd (“Botai”) shall pay RMB121,837,036.00 (the “fund”) to the Target Company B. Shenzhen Zhenchang and Botai shall pay the interest of the fund to the Target Company B by the annual interest rate of 12%, and the interest period shall start from 28th July 2012 to the date of payment of the fund, but not later than 28th July 2013;

(2)

The fund totaling RMB85,595,967.00 which is an after-tax income of the Vendor in 2012 financial year (the “Arrears”) (the before-tax income totals RMB121,837,036.00). Company A, Company B, Target Company B and Su Shaobin hereby agree that, if Target Company B collects the fund and relevant interests, they will be transferred to the domestic bank account designated and owned by the Vendor before 28th July 2013, meanwhile, Target Company B, Company A, Company B and Su Shaobin shall provide guarantee for the Arrears and overdue interest jointly and severally on 28th July 2013.

(ii)	All the parties confirm that Target Company A must pay HKD903,088.07 to the Vendor fully and pay it to CMR Holdings within one month after signing the Agreement, and relevant logarithmic documents shall be signed by the parties.

(iii)	All the parties confirm that Target Company B must settle the current account to the Vendor and its subsidiaries and Tieling Company, including:

(1)	RMB25,000,000.00 payable to China Northeast Logistics City Co., Ltd;

(2)	RMB9,000,000.00 receivable from Shenzhen China Northeast Logistics City Co., Ltd;

The net amount of RMB16,000,000.00 shall be paid to China Northeast Logistics City Co., Ltd by the Purchasers or the third party designated by the Purchasers within one month after signing this Agreement and relevant logarithmic documents shall be signed by the parties.

(iv)

The Purchasers shall sign a legally binding document prepared by the Vendor so as to guarantee and assure the rights and interests of Sale Equity totaling RMB50,000,000.00 as registered capital (25% rights and interests after Completion of Target Company B) and the 21% return (the “guarantee return”) of the Vendor in Target Company B, the payment shall be made to the Vendor or the third party designated by the Vendor on 15th October each year, and the first payment time of the guarantee return shall be 15th October 2013.

(v)	Company A and Su Shaobin shall sign joint and several guarantee documents, if Company A intends to sell its Sale Equity in Target Company B, before which Company A shall purchase 25% Sale Equity from the Vendor and pay off the guarantee returns in the current year or cumulatively unpaid. Additionally, Company A shall purchase 25% Sale Equity from the Vendor and pay off the guarantee returns in the current year or cumulatively unpaid. Except Company A, the Vendor shall not sell the surplus Sale Equity covering 25% of that in Target Company B to any other third party.

(vi)

Target Company B shall pay RMB50,000,000.00 to the bank account designated by Tieling Company before 14th October 2013, which shall be taken as the additional before-tax guarantee return in the first year, meanwhile, Company A, Company B and Su Shaobin shall provide common and individual guarantees.

	Date of payment and delivery	Consideration / condition	References
Sale Shares	Date of share transfer	HKD100.00	3.01

Sale Equity	Within one month after signing agreement	(1) RMB80,000,000.00 (offset/deduction of current account) (2) RMB70,000,000.00	3.02

Other conditions	On or before 28th July 2013	RMB85,595,967.00 plus interest (submission of guarantee documents, refer to Appendix 4)	4.03(i)

	Within one month after signing this Agreement	Payment of HKD903,088.07 to CMR Holdings	4.03(ii)

	Within one month after signing this Agreement	RMB16,000,000.00 paid to China Northeast Logistics City Co., Ltd	4.03(iii)

	15th October of each year	RMB10,500,000.00 (submission of guarantee documents, refer to Appendix 4)	4.03(iv)

	Repurchase of 25% Sale Equity in the future	RMB50,000,000.00 (submission of guarantee documents, refer to Appendix 4)	4.03(v)

	Within one year after signing this Agreement	RMB50,000,000.00	4.03(vi)

5.	Completion

5.01

The Completion will be take place on the Completion Date, namely within one month after compliance of all the conditions set out in Clause 4.01 of this Agreement, it shall be carried out in the time and place as agreed (in any case, time is the essence) and in any event no later than 30th November 2012.

5.02	Obligations of the Vendor

During the Completion, the Vendor shall:

(a)	Deliver or arrange the following documents to the Purchasers:

(i)	Instruments of Transfer for the Sale Shares in the favor of the Purchasers, together with relevant shares certificates; and

(ii)	Any other duly signed relevant authorization or other documents for the transfer of the Sale Shares;

(b)	Arrange the appointment of authorized persons from the Purchasers to Target Company A and Target Company B as directors of Target Company A and Target Company B;

(c)	Deliver to the Purchasers a letter of resignation of directors and other officers (if any) of Target Company A and Target Company B and confirm there are no outstanding claims or other compensation against Target Company A and Target Company B; and

(d)	Minutes of approving the sale of the Sale Shares and Sale Equity respectively by the boards of directors of Target Company A and Target Company B;

(e)	Provide the resolutions of general meeting to the Purchasers that the sold Sale Equity of Target Company B held by Tieling Company which agrees to transfer it to the Purchasers or the third party designated;

(f)	Provide the Purchasers with domestic agreements about sold Sale Equity that Tieling Company is taken as the transferor and Purchasers or a third party as the transferee;

(g)	The Vendor shall deliver the documents set out in Clause 4.01 to the Purchasers.

5.03	Obligations of Purchasers

The Purchasers must deliver all documents given in Clauses 4.01 to 4.03 to the Purchasers in case of Completion.

5.04	With the remedies (including but not limited the responsibilities the Vendor shall take if failing to fulfill obligations under this Agreement) of the Purchasers or the Vendor not influenced, if any party fails to follow Clause 5 in any aspect on the date of Completion, the other party can:

(a)	delay the Completion within 28 days after the Completion (the sub-clause applies to the delayed Completion as well); or

(b)	make the Completion with applicable scope (without influence its rights herein); or

(c)	cancel this Agreement.

6.	Vendor’s Declaration, Guarantee and Warranty

6.01	According to Appendix 3, the Vendor declare, guarantee and warrant to the Purchasers that (this clause shall survive Completion), and agree that the signing of this Agreement by the Purchasers is based on the statements, guarantee and commitment aforesaid, which can be taken as conditions for this Agreement by the Purchasers.

6.02	All statements, guarantee and commitment in paragraphs of Appendix 3 are separated and independent, except otherwise stated, it shall not be restricted due to the references of clauses in other sections or contents of this Agreement or appendixes.

6.03	The Vendor shall not (except where necessary for the execution of this Agreement) make or allow to make any actions or omission, and ensure no such actions or omission is committed before Completion so as to avoid that any such actions or omission would render the statement, guarantee or commitments made herein be taken as a violation, or inaccurate or misleading upon Completion.

6.04	Before the Completion, if any statement, guarantee or commitment is found to have uncertain contents or important contents are not fulfilled or any matters arising or the Purchasers knows or gets informed of have inconsistency with the statements, guarantee or commitment or this Agreement, or the Vendor fails or cannot handle the affairs that it must do before or at the Completion, the Purchasers shall be unnecessary to purchase the full shares or sell the stock ownership. Meanwhile, the Purchasers can send a notice to cancel this Agreement without responsibilities. The right of the Purchasers in this clause is attached to and will not influence any other right of the Purchasers (including the right of the Purchasers to claim against the Vendor for loss or compensation due to such violence or failure of fulfillment), the failure to execute the right shall not be taken as or constitute an abandonment of the right.

7.	Purchaser’s Declaration, Guarantee and Warranty

The Purchasers declare, guarantee and warrant that Target Company B, Company A and Company B and Su Shaobin will sign all guarantee and security documents according to Clauses 4.01 to 4.03, at the request of the Vendor, Target Company B, Company A, Company B and Su Shaobin will sign guarantee and security documents jointly and severally. The Purchasers states and acknowledges that the due diligence investigation on Target Company A and Target Company B concerning the fidelity has been completed under the disposed data.

8.	Obtainment of Data

8.01	Form the signing date of this Agreement, the Vendor shall follow and cause other to follow the rational requirements of the Purchasers to arrange the Purchasers and/authorized representatives to access to relevant books, ownership certificates, records and accounts of Target Company A and Target Company B, approve or cause others to approve the copies of the books, certificates, records and accounts. Directors and employees of Target Company A and Target Company B agree that any data and interpretation aforesaid shall be provided within a rational time to the above persons as required.

8.02	The Purchasers commits to its self that except otherwise stated by laws and regulations, the Purchasers shall not disclose any confidential data relating to Target Company A and Target Company B obtained according to this Agreement before the Completion to anyone except senior officer, employees or professional advisors.

8.03	If this Agreement becomes invalid, according to this Agreement, all data and documents relating to Target Company A and Target Company B given the Purchasers shall be returned to the Vendor. The Vendor agrees that except relevant data have been known or are or to be disclosed to the public (not because of any violence of the Purchasers, its employees or advisor); and the Purchasers shall not use such data it obtains to promote the business of its own or damage the benefits of Target Company A and Target Company B.

9.	Matters After Completion

(a)	After Completion, CMR Holdings and its subsidiaries shall not participate in the daily management of Target Company B and not authorize any person as directors of Target Company A and Target Company B to join the Board of Directors.

(b)	After Completion, CMR Holdings and its subsidiaries shall not participate in the future financing activities or provide any security, but help Target Company B to finance through signing or issuing shareholder’s decisions and so on.

(c)

After Completion, the Vendor, through its subsidiary Shenzhen China Northeast Logistics City Co., Ltd, will transfer the decoration and fixed assets, and the lease contract (starting from 1st September 2012) of 27/F of Global Logistics Center at the value dated 31st August 2012 to the Purchasers, which will be guaranteed by Company A, Company B and Target Company B.

10.	Costs

All costs and incidental expenses and fees arising in or relating to this Agreement, sale of Sale Shares shall be borne by the Purchasers and the Vendor in the proportion as agreed. If the Purchasers or the Vendor cancels this Agreement legally as agreed, relevant costs and fees in drafting this Agreement shall be borne by the party which should take the responsibilities.

11.	Notices

11.01	When any notice is sent by a party to the other party in this Agreement, if it is mailed to the following addresses (or other addresses that the addressee sends to the addresser with five days in advance) by special carrier or via prepaid registered letter or faxed or facsimiled to the following fax or facsimile numbers listed below, it will be considered to have reached the addressee efficiently.

Purchasers:	Room 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong. Fax: (852) 2111-1890

Tieling Company:	Northeast City Administration Building, Zuanshi Road, Fanhe New District, Tieling City, Liaoning Province, China

Target Company A:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Target Company B:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Su Shaobin:	33/F, 19 Celestial Heights, No.80 Sheung Shing Street, Kowloon, Hong Kong

Target Company B:	3/F, Environmental Protection Building, Hecheng Road (N), Qiqihar City, Heilongjiang Province, China

11.02	Any notice that special carrier sends will be considered to have reached after delivery. Any notice which is sent by telex will be considered to have reached after receiving relevant codes. As for the notice sent through prepaid registered letter, it will be considered to have reach 48 hours after mailing (ten days for overseas letters). In case of certificates for the arrivals, proper address, delivery or mailing shall be shown for the notices (as the case may be).

12.	Disclaimer

If a party disclaims its rights against any other provisions violated by the other party, it shall not be taken as a disclaimer to any coming violation or the violation of other provisions in this Agreement. The delay or deferral to any rights under this Agreement by any party shall not be taken as a disclaimer. As long as the provisions in this Agreement are not fulfilled in Completion, they will still be valid completely.

13.	Confirmation

The Vendor confirms hereto that Wongs (law firm) will be the attorney of the Vendor in this Agreement, in addition, the Purchasers are told clearly to find independent legal opinions and attorneys.

14.	General provisions

14.01	This Agreement will bind the estate, administrators or successors of each party, and be effective for the benefits of estate, administrators or successors of each other, which shall not be transferrable.

14.02	This Agreement (including any documents related) shall replace all agreements signed between the parties, and replace all intents, expression and understandings made for the affairs determined in this Agreement before Completion. The parties state herein that any alteration must be done in written before effect.

14.03	Clauses in this Agreement constitute all agreements about the theme in this agreement between the parties, and replace previous communications (oral and written) which are inconsistent with this agreement about the theme made between the parties.

14.04	All provisions including guarantee and commitment in this Agreement shall be continued effectively after Completion if they are not fulfilled in the Completion.

14.05	Right of revocation of a party given in this Agreement shall be a right and remedy attached to this Agreement, which shall not influence all the other rights of the other party. If the party fails to execute the right or does not do it, it shall not constitute the abandonment of other rights and remedies of the other party.

14.06	With the responsibilities of a party not influenced, the other party can exempt its responsibilities in this Agreement or compromises or give other graces to the party aforesaid.

14.07	The Purchasers and the Vendor shall make and sign or ensure to make and sign further action, conducts, and proceedings, documents necessary to perform this Agreement, and deliver the benefits which will be obtained by the parties concerned to the other party.

14.08	Copies of this Agreement which have been signed shall have the same legal effect.

14.09	If any clause of this Agreement is declared invalid, illegal or non-mandatory by any court, tribunal or local authorities with judicial jurisdiction, in accordance with relevant laws and regulations, the clause can be deleted, which however, shall not affect the validity, legitimacy or enforcement of other clauses, and other clauses shall be executed continuously.

14.10	Any matter not mentioned in this Agreement shall be negotiated with full efforts between the Purchasers and the Vendor, if any additional agreement is signed, it shall have the same legal effect as this Agreement.

15.	Governing Laws and Jurisdiction

15.01	This Agreement will be governed and interpreted by laws and regulations in Hong Kong. All parties in this Agreement agree to follow the non-exclusive jurisdiction so as to determine and enforce any claims arising in or due to this Agreement.

15.02	All parties in this Agreement enjoy or shall enjoy any immunity to themselves and their properties in any time when executing any office, juridical action or legal proceedings (inside or outside Hong Kong) regarding to this Agreement or other relevant documents, whether the immunity is sovereign immunity or other immunities (including immunities of summons, distrainment of properties before court judgment or in the (or assisting) execution of judgment. All parties in this Agreement shall abandon all immunities unconditionally to the max under the applicable laws and regulations. All parties in this Agreement shall accept any order (or interlocutory order) obtained or any summons sent in juridical actions or proceedings, especially accept the order to send or execute any property of their own for any purpose in the juridical actions or proceedings.

15.03	Clause 15.01 shall not affect or restrict additional agreements about applicable laws and jurisdiction between the two parties. If new agreements are signed, the new agreement shall prevail.

16.	Miscellaneous

This Agreement has six counterparts in Chinese version, if there are any conflicts between Chinese versions and English versions, the Chinese version shall prevail.

This Agreement is signed on the date affixed on the first page in witness of execution.

China Metro-Rural Limited	)
Authorized Representative:	)
in the presence of:	)

Tieling North Asia Development Co., Ltd.	)
Authorized Representative:	)
in the presence of:	)

Run Xing Investments Limited	)
Authorized Representative:	)
in the presence of:	)

Honour Noble Holdings Limited	)
Authorized Representative:	)
in the presence of:	)

Su Shaobin:	)
in the presence of:	)

Qiqihar China Focus City Holdings (Group) Co., Ltd	)
Authorized Representative:	)
in the presence of:	)

Appendix 1

Details of China Focus City (HK) Holdings Limited

Name	:	CHINA FOCUS CITY (H.K.) HOLDINGS LIMITED
Company No.	:	1586144
Date of Incorporation	:	11th April 2011
Place of Incorporation	:	Hong Kong
Registered Office	:	Room 2204, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong
Authorized Share Capital	:	HKD1,000,000.00 divided into 1,000,000 ordinary shares of HKD1.00 each
Share Capital issued	:	HKD1.00 divided into 1 ordinary share of HKD1.00 each
Directors	:	Two Directors: HO MIN SANG SU SHAOBIN
Shareholders	:	One Shareholder CHINA METRO-RURAL LIMITED – hold 1 share
Secretary	:	FAN PUI KWAN

Appendix 2

Details of Qiqihar China Focus City Holdings (Group) Co., Ltd

Name	:	Qiqihar China Focus City Holdings (Group) Co., Ltd
Registration No	:	2302 0010 089536
Date of Incorporation	:	2nd August 2011
Place of Incorporation	:	China
Address	:	3/F, Environmental Protection Building, Hecheng Road (N), Qiqihar City, Heilongjiang Province, China
Registered Capital	:	RMB200,000,000.00
Directors	:	Four Directors HO MIN SANG SU SHAOBIN Sio Kam Seng XU ZHUQI
Shareholders	:	One shareholder TIELING NORTH ASIA DEVELOPMENT CO., LTD

Appendix 3

Declaration Guarantee and Warranty of the Vendor

Preconditions

1.	Except otherwise stated herein,

(a)	Clause 1 relating to the Appendix applies to the meaning and interpretation of phrases and expressions used herein; and

(b)	If not specified in Clause 1 mentioned above, any phrase or expression, which is defined in the Inland Revenue Ordinances or Companies Ordinances, shall be still interpreted by the Ordinances.

About Vendor

2.	The Vendor shall have the right to sign and fulfill this Agreement as party to this Agreement, and been approved by all companies, enterprises or organized for the activities aforesaid and obtained documents for approval, authorization or exemption from governments, administrations or other authorities.

3.	Signing this Agreement shall constitute legal, effective and binding obligations to the Vendor, which can be fulfilled under relevant rules and provisions, and executed in Hong Kong or by courts with relevant judicial jurisdiction (as the case may be).

4.	When the Vendor signs and fulfills this Agreement or executes the rights under this Agreement, (i) it shall have no conflicts against any law, rule or ordinance that it should follow; (ii) it shall not have conflicts against any clauses of Articles of Association of the Vendor; (iii) it shall not have conflicts against any agreement or document where the Vendor is party concerned, or any agreement or documents which have binding force to the Vendor or its properties.

5.	All official or non-official approval, authorization of the Vendor necessary for this Agreement and the authorization, approval and exemption relating to the signing, fulfillment, validity and feasibility of this Agreement shall be obtained, achieved or released before the Completion date, including convertible bonds of Willis Plus Limited, which are effective completely to the shares of the Target Company A after release of charges.

6.	The Vendor is the owner of the Sale Shares, which will not be affected by any lien, mortgage or encumbrances. Target Company A and /or Target Company B has not executed any lien upon any share to be sold, or receive any payment request for any share to be sold. All Sale Shares have been subscribed fully.

7.	Without the prior and written consents of the Purchasers, the Vendor shall not dispose any right or benefit of/belonging to the Sale Shares after signing this Agreement and before Completion, and not set any option or preference to the shares (or stock ownership) to be sold, or set any mortgage, pledge or other encumbrances to them.

8.	When signing this Agreement, if Target Company A and Target Company B have any guarantee, mortgage or other any third party including but not limited to the Vendor, its subsidiaries, has set any rights and benefits (disclosed or not), after signing this Agreement till the Completion, the Vendor shall cause Target Company A and Target Company B to cancel the guarantee, mortgage or rights and benefits set by a third party, except those unnecessary for cancellation in the opinion of the Purchasers. If the Vendor fails to cause Target Company A to cancel the guarantee, mortgage or rights and benefits set by a third party as scheduled, the Vendor shall bear all direct losses of the Purchasers.

Corporate Affairs

9.	Target Company A and /or Target Company B has been established and validly subsisting, which is not taken over or liquidated, it has no action for application for liquidation, no submittals for business termination of Target Company A and /or Target Company B, no any cause for submission of application, or application for business termination of Target Company A and /or Target Company B or authorizing agents to take over Target Company A and /or Target Company B.

10.	Target Company A has no any subsidiary, and the subsidiaries of Target Company B have been disclosed to the Purchasers completely.

11.	The Sale Shares are complete shares of Target Company A, which has not reduced, returned or purchased any other shares.

12.	Currently, there are no any option or agreement not fulfilled, which request sales of any shares of Target Company A or rights authorized to anyone for shares, or request any mortgage, pledge, lien or other guarantee or encumbrances

13.	Starting from the signing date of this Agreement, the Vendor shall not and ensure Target Company A and/or Target Company B will not issue or reissue any shares or shock ownership to anyone, or authorize anyone for request for issuance.

14.	The copies of the Memorandum and Articles of Association of Target Company A and/or Target Company B have been submitted to the attorney of the Purchasers, all documents and contents are correct and completed, and copies of all necessary decisions and agreements are attached as required. Target Company A and/or Target Company B shall abide by the Memorandum and Articles of Association, and all activities, agreements, commitments or rights of Target Company A and/or Target Company B shall not go beyond its authorities or out of permit.

15.	Shareholders’ registers of Target Company A and/or Target Company B and other legal books shall carry the latest data, and make correct, full and real records of all affairs necessary.

Lawsuits

16.	Target Company A and/or Target Company B has been not involved in any civil, criminal, arbitration proceedings or any legal proceedings or tribunal as plaintiff, defendant or other positions, and has no any legal proceedings suspended or threatened to lodge.

Accurate Data Provided

17.	(a) All data in preconditions and appendixes of this Agreement are real and accurate.

(b)	The Vendor, senior staffs of Target Company A and/or Target Company B, special advisor of the Vendor, advisor of Target Company A and/or Target Company B shall provide written data to the Purchasers and its special advisor, which are real and accurate when provided at the date stated in this Agreement.

(c)	If the Vendor finds any matters which violate any statement, guarantee or commitment stated in this Agreement, the Vendor shall inform the Purchasers quickly in written form.

(d)	If any date mentioned in or of this Agreement is replaced by the date of real Completion mentioned in this Agreement, all guarantees and statements shall go as usual.

General Provisions

18.	Signing of this Agreement, delivery and Completion completed as expected shall not cause, cancel or terminate any agreement that Target Company A and/or Target Company B serves as a party concerned, any agreement, commitment, where Target Company A and/or Target Company B or its properties may be bound or affected, or the violence of any clause or conditions in any documents, and not lead to the violence of any administrative or governmental laws, rules or regulations, or the violence of ordinance, writ, prohibitive injunction or codes from courts, administration or authorities of Target Company A and/or Target Company B.